Exhibit 10.90

AGREEMENT

THIS AGREEMENT is made by RF MONOLITHICS, INC. and its successors or assignees worldwide (“RFM”) and Michael Bernique (“Bernique”), effective this first day of May, 2003, for the purpose of setting forth the terms and conditions by which RFM will acquire Bernique’s services as Chairman of the Board of Directors.

RECITALS

WHEREAS, Bernique has served as the Chairman of the Board of Directors of RFM for a number of years;

WHEREAS, in the past, RFM and Bernique have been parties to a consulting agreement dated as of June 23, 1999 (the “Prior Agreement”) pursuant to which Bernique was to render “consulting regarding sales, marketing and strategic planning”;

WHEREAS, Bernique has been a valuable member of the team, but his services have been focused exclusively on the proper performance of his duties as Chairman of the Board, and RFM and Bernique believe that it is important that their agreement properly reflect the services Bernique is rendering to RFM, particularly due to new independence standards being imposed on the activities of Boards of Directors by regulatory authorities such as the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, and any compensation paid to Bernique for his services, the parties agree to the following:

1. WORK AND PAYMENT. Attached to this Agreement as Exhibit A hereto is a statement of the work to be performed by Bernique, Bernique’s rate of payment for such work, expenses to be paid in connection with such work, and such other terms and conditions as shall be deemed appropriate or necessary for the performance of the work.

2. NONDISCLOSURE AND TRADE SECRETS. During the term of this Agreement and in the course of Bernique’s performance hereunder, Bernique may receive and otherwise be exposed to confidential and proprietary information relating to RFM’s business practices, strategies and technologies. Such confidential and proprietary information may include but not be limited to confidential and proprietary information supplied to Bernique with the legend “RFM Confidential and Proprietary,” or equivalent, RFM’s marketing and customer support strategies, RFM’s financial information, including sales, costs, profits and pricing methods, RFM’s internal organization, employee information and customer lists, RFM’s technology, including discoveries, inventions, research and development efforts, processes, hardware/software design and maintenance tools, samples, media, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above which are created or developed by Bernique under this Agreement and information of third parties as to which RFM has an obligation of confidentiality (collectively referred to as “Information”).

Bernique acknowledges the confidential and secret character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of RFM. Accordingly, Bernique agrees not to reproduce any of the Information without the applicable prior written consent of RFM, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Bernique agrees to cease using and to return to RFM all whole and partial copies and derivatives of the Information, whether in Bernique’s possession or under Bernique’s direct or indirect control.

Bernique shall not disclose or otherwise make available to RFM in any manner any confidential information of Bernique or received by Bernique from third parties.

This Section 2 shall survive the termination of this Agreement for any reason, including expiration of term.

3. TITLE TO PROPERTY. Bernique agrees that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of work under this Agreement (“Work Product”) shall be the sole and exclusive property of RFM and hereby assigns to RFM all its right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

Bernique further agrees that RFM is and shall be vested with all rights, title and interests including patent, copyright, trade secret and trademark rights in all of Bernique’s Work Product under this Agreement. To the extent that any pre-existing technology or work product of Bernique (“Background Technology”) is required to effectuate the assignment of rights and intent of the foregoing, Bernique hereby grants to RFM a non-exclusive, royalty free and worldwide right to use and sublicense the use of Background Technology for the purpose of developing, manufacturing and marketing RFM products, but not for the purpose of marketing Background Technology separate from RFM products.

Bernique shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist RFM as reasonably required to perfect in RFM the rights, title and other interests in Bernique’s work product expressly granted to RFM under this Agreement. Costs related to such assistance, if required, shall be paid by RFM.

This Section 3 shall survive the termination of this Agreement for any reason, including expiration of term.

4. TERMINATION. Either RFM or Bernique may terminate this Agreement in the event of a material breach of the Agreement which is not cured within fifteen (15) days of written notice to the other of such breach. Material breaches include but are not limited to the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of Bernique’s obligations to perform to third parties or Bernique’s acceptance of employment or consulting arrangements with third parties which are or may be detrimental to RFM’s business interests.

RFM may terminate this Agreement for convenience upon thirty (30) days’ prior written notice. In such event, Bernique shall cease work immediately after receiving notice from RFM, unless otherwise advised by RFM, and shall notify RFM of costs incurred up to the termination date.

5. COMPLIANCE WITH APPLICABLE LAWS. Bernique warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

6. INDEPENDENT CONTRACTOR/INDEPENDENT DIRECTOR. Bernique is an independent contractor, and is not an employee of RFM. Bernique will not be eligible for any employee benefits, nor will RFM make deductions from any amounts payable to Bernique for taxes except as required by law. Taxes shall be the sole responsibility of Bernique. The parties also agree that they shall take all steps necessary to render Bernique an

“independent director” for purposes of federal and Delaware law, including without limitation the rules and regulations of the SEC and Nasdaq.

7. LEGAL AND EQUITABLE REMEDIES. Bernique hereby acknowledges and agrees that in the event of any breach of this Agreement by Bernique, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of RFM, RFM will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Bernique hereby agrees that RFM shall be entitled to specific performance of Bernique’s obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

8. GENERAL. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Agreement and the attached Exhibit A constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter, and supersedes in its entirety the Prior Agreement. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of Texas, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

RF MONOLITHICS, INC.	BERNIQUE:

/s/ DAVID M. KIRK	/s/ MICHAEL BERNIQUE

David M, Kirk, President and CEO	Michael Bernique
Address:
Address:	4447 Sigma Road
Dallas, TX 75244

EXHIBIT A

Work to be performed:	To discharge the responsibilities of chairman of the board, as determined by RFM’s board of directors from time to time, including without limitation the scheduling, coordination and oversight of the functioning of the board of directors.

Rate of payment:	$750 per week

Stock options granted under the Prior Agreement shall remain in effect.

Expenses to be paid:	Reimbursement shall be under the same policy as for other directors.

Background Technology:	None.

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